Exhibit 23.2

KPMG LLP
2755 Augustine Drive
Suite 701
Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 20, 2025, with respect to the consolidated financial statements of Amplitude, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

February 20, 2025